Joint Filer Information

NAME: Michael Zimmerman

ADDRESS:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

DESIGNATED FILER: Prentice Capital Management, LP

ISSUER: Blockbuster Inc.

DATE OF EVENT REQUIRING STATEMENT: November 14, 2008

SIGNATURE:


/s/ Michael Zimmerman
---------------------------------
    Michael Zimmerman